As filed with the Securities and Exchange Commission on May 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Carbon Black, Inc.

(Exact name of registrant as specified in its charter)

Delaware	55-0810166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Winter Street

Waltham, Massachusetts 02451

(617) 393-7400

(Address of Principal Executive Offices)

Amended and Restated Equity Incentive Plan

Amended and Restated 2010 Series A Option Plan

Carbon Black, Inc. Amended and Restated 2012 Equity Incentive Plan

2012 Stock Option and Grant Plan

Confer Technologies, Inc. 2013 Stock Plan

2018 Stock Option and Incentive Plan

2018 Employee Stock Purchase Plan

(Full title of the plans)

Patrick Morley

President and Chief Executive Officer

Carbon Black, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

(617) 393-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Gordon, Esq. Jared J. Fine, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Eric J. Pyenson, Esq. Senior Vice President and General Counsel Carbon Black, Inc. 1100 Winter Street Waltham, Massachusetts 02451 (617) 393-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	89,716 shares(2)	$1.18	(3)	$105,865	$13.18
Common Stock, $0.001 par value per share	1,693,197 shares(4)	$2.90	(5)	$4,910,272	$611.33
Common Stock, $0.001 par value per share	837,835 shares(6)	$0.86	(7)	$720,539	$89.71
Common Stock, $0.001 par value per share	15,036,452 shares(8)	$5.65	(9)	$84,955,954	$10,577.02
Common Stock, $0.001 par value per share	374,767 shares(10)	$2.55	(11)	$955,656	$118.98
Common Stock, $0.001 par value per share	7,257,741 shares(12)	$19.00	(13)	$137,897,079	$17,168.19
Common Stock, $0.001 par value per share	1,735,729 shares(14)	$16.15	(15)	$28,032,024	$3,489.99
Total	27,025,437 shares			$257,577,389	$32,069
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the Amended and Restated Equity Incentive Plan (the “2003 Plan”) as of the date of this Registration Statement. No further awards will be made under the 2003 Plan. To the extent outstanding stock options issued under the 2003 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2003 Plan, the number of shares underlying such awards will be available for future issuance under the 2018 Stock Option and Incentive Plan (the “2018 Plan”). See footnote 12 below.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $1.18, the weighted average exercise price (rounded to the nearest cent) of the outstanding stock option awards under the 2003 Plan as of the date of this Registration Statement.

(4)

Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the Amended and Restated 2010 Series A Option Plan (the “2010 Series A Plan”) as of the date of this Registration Statement. No further awards will be made under the 2010 Series A Plan.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $2.86, the weighted average exercise price (rounded to the nearest cent) of the outstanding stock option awards under the 2010 Series A Plan as of the date of this Registration Statement.

(6)

Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the Carbon Black, Inc. Amended and Restated 2012 Equity Incentive Plan (the “Carbon Black Plan”) as of the date of this Registration Statement. No further awards will be made under the Carbon Black Plan.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $0.86, the weighted average exercise price (rounded to the nearest cent) of the outstanding stock option awards under the Carbon Black Plan as of the date of this Registration Statement.

(8)

Represents shares of Common Stock issuable upon the exercise or settlement of outstanding awards under the 2012 Stock Option and Grant Plan (the “2012 Plan”) as of the date of this Registration Statement. No further awards will be made under the 2012 Plan. To the extent outstanding restricted stock units and stock options issued under the 2012 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2012 Plan, the number of shares underlying such awards will be available for future issuance under the 2018 Plan. See footnote 12 below.

(9)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on (a) $5.29, the weighted average exercise price (rounded to the nearest cent) of the outstanding stock option awards under the 2012 Plan as of the date of this Registration Statement and (b) $19.00, the initial public offering price of the Registrant’s Common Stock set forth on the cover page of the Registrant’s prospectus dated May 4, 2018 relating to its initial public offering, with respect to outstanding restricted stock units.

(10)

Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the Confer Technologies, Inc. 2013 Stock Plan (the “Confer Plan”) as of the date of this Registration Statement. No further awards will be made under the Confer Plan.

(11)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $2.55, the weighted average exercise price (rounded to the nearest cent) of the outstanding stock option awards under the Confer Plan as of the date of this Registration Statement.

(12)

Represents shares of Common Stock reserved for issuance under the 2018 Plan. In addition to the shares registered under the 2018 Plan, to the extent that awards outstanding under the 2003 Plan and 2012 Plan as of the date of this Registration Statement are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future issuance under the 2018 Plan. The 2018 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 5% of the issued and outstanding shares on the immediately preceding December 31 or (ii) such number of shares as determined by the Administrator (as defined in the 2018 Plan).

(13)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $19.00, the initial public offering price of the Registrant’s Common Stock set forth on the cover page of the Registrant’s prospectus dated May 4, 2018 relating to its initial public offering..

(14)

Represents shares of Common Stock reserved for future issuance under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The 2018 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 ESPP on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 1,735,729 shares of Common Stock, (ii) 1% of the issued and outstanding shares of Common Stock on the immediately preceding December 31, or (iii) such number of shares of Common Stock as determined by the Administrator (as defined in the 2018 ESPP).

(15)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on 85% of $19.00, the initial public offering price of the Registrant’s Common Stock set forth on the cover page of the Registrant’s prospectus dated May 4, 2018 relating to its initial public offering. Pursuant to the 2018 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first day of the offering period or on the exercise date, whichever is less.

Proposed sales to take place as soon after the effective date of this Registration Statement as awards are granted, exercised or distributed under the above-named plans.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)         The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on May 4, 2018, relating to the Registration Statement on Form S-1, as amended (File No. 333-224196), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)         The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38478), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 1, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in its amended and restated certificate of incorporation and bylaws to be in effect upon the closing of its initial public offering that limit or eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•                        any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                        any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•                        any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated bylaws provide that:

•                        it will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•                        it will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of the Registrant’s board of directors, to its officers and certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered or intends to enter into indemnification agreements with each of its directors and officers. These agreements provide that the Registrant will indemnify each of its directors, executive officers, certain other officers and, at times, their affiliates to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of its rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit
No.	Description

4.1

Form of Ninth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 23, 2018).

4.2	Form of Third Amended and Restated By-laws (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 23, 2018).

4.3

Eighth Amended and Restated Investors’ Rights Agreement (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 9, 2018).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.3*	Consent of RSM US LLP, Independent Auditors.

24.1*	Power of Attorney (included on signature page).

99.1

Amended and Restated Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 9, 2018).

99.2

Amended and Restated 2010 Series A Option Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 9, 2018).

99.3

Carbon Black, Inc. Amended and Restated 2012 Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 9, 2018).

99.4

2012 Stock Option and Grant Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 9, 2018).

99.5

Confer Technologies, Inc. 2013 Stock Plan and forms of agreement thereunder (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 9, 2018).

99.2

2018 Stock Option and Grant Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 23, 2018).

99.3	2018 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224196), filed on April 23, 2018).

*   Filed herewith.

Item 9. Undertakings.

(a)   The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on the 8th day of May, 2018.

CARBON BLACK, INC.

By:	/s/ Patrick Morley
Patrick Morley
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Patrick Morley, Mark P. Sullivan and Eric J. Pyenson, and each of them singly, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Patrick Morley	President, Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2018
Patrick Morley

/s/ Mark P. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2018
Mark P. Sullivan

/s/ Maria A. Cirino	Director	May 8, 2018
Maria A. Cirino

/s/ Jeffrey Fagnan	Director	May 8, 2018
Jeffrey Fagnan

/s/ Peter Thomas Killalea	Director	May 8, 2018
Peter Thomas Killalea

/s/ Paul A. Maeder	Director	May 8, 2018
Paul A. Maeder

/s/ Ronald H. Nordin	Director	May 8, 2018
Ronald H. Nordin

/s/ Joseph S. Tibbetts, Jr.	Director	May 8, 2018
Joseph S. Tibbetts, Jr.

/s/ Anthony Zingale	Director	May 8, 2018
Anthony Zingale